Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into effective as of January 16, 2012 (the “Effective Date”) by and between Venoco, Inc., a Delaware corporation (“Company”), and Edward J. O’Donnell (“Employee”).

WHEREAS, Employee is currently employed by the Company as a Senior Vice President pursuant to the terms of that certain Employment Agreement dated March 28, 2007 (the “2007 Agreement”);

WHEREAS, the Company would like to promote Employee to the position of Chief Operating Officer of the Company, relocate him to Denver, Colorado and enter into a new employment agreement on the terms and conditions contained herein;

WHEREAS, Employee would like to accept the promotion, relocate to Denver, Colorado and enter into a new employment agreement on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.                                       Employment.  The Company hereby employs Employee and Employee hereby accepts employment by the Company as its Chief Operating Officer as of the Effective Date on the terms and conditions set forth in this Agreement.  The 2007 Agreement shall terminate as of the Effective Date.

2.                                       Term of Employment.  Subject to the provisions for earlier termination provided in the Agreement, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall terminate on December 31, 2013; provided, however, commencing on January 1, 2013 and on each January 1 thereafter, the term of this Agreement shall automatically be extended one additional year unless, not later than September 30 of the preceding year, the Board of Directors of the Company (the “Board”) shall give written notice to Employee that the Term of the Agreement shall cease to be so extended; provided, further, that if a Change in Control, as defined in Section 8, shall have occurred during the original or extended Term of this Agreement, the Term shall continue in effect for a period of not less than 36 months beyond the date of such Change in Control.  In no event, however, shall the Term of this Agreement extend beyond the end of the calendar month in which Employee’s 65th birthday occurs.  Notwithstanding any provision of this Agreement to the contrary, termination of this Agreement shall not alter or impair any rights or benefits of Employee (or Employee’s estate or beneficiaries) that have arisen under this Agreement on or prior to such termination, including, without limitation, the provisions of Sections 9(c), 15 and 18.

3.                                       Employee’s Duties.  Employee shall serve as Chief Operating Officer of the Company, based in Denver, Colorado with such customary duties and responsibilities as may from time to time be assigned to him by the Chief Executive Officer (the “CEO”) and the Board, provided that such duties are at all times consistent with the duties of such position.  On or before August16, 2012 Employee and Company anticipate that the Board will appoint Employee the CEO of the Company and Employee will accept such appointment.

Employee agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the duties and responsibilities assigned to Employee hereunder, to use reasonable best efforts to perform faithfully and efficiently such duties and responsibilities.

4.                                       Base Compensation.  For services rendered by Employee as Chief Operating Officer the Company shall pay to Employee a base salary (“Base Compensation”) of $403,000 per annum, payable in accordance with the Company’s customary payroll practice for its executive officers.  The amount of Base Compensation shall be reviewed periodically and may be increased to reflect inflation or such other adjustments as the Board may deem appropriate but Base Compensation, as increased, may not be decreased thereafter.  Employee’s initial Base Compensation in the position of CEO shall not be less than 90% of the base compensation of the CEO he succeeds.

5.                                       Incentive Compensation.  Employee shall be eligible to participate in the Company’s incentive compensation plans under which cash and stock awards bonuses are paid to senior executives based upon the performance of both the Company and the employee.  The target annual stock bonus and cash bonus for the positions of Chief Operating Officer and CEO shall be 120% of Base Compensation. The annual bonus awards will be determined by the Board’s Compensation Committee each year for performance during the prior year and paid on March 15 of the year in which it is determined. The amount of the bonus shall be based on performance of the Employee and the Company as measured against goals established by the Compensation Committee.

6.                                       Relocation Reimbursement.  The Company will pay the Employee’s reasonable expenses to relocate his residence to Denver.  Reimbursable relocation expenses are described in Exhibit “A”  hereto.  In addition, the Company will purchase Employee’s current residence in Santa Barbara County, California for an amount equal to the appraised value.  To the extent Employee will suffer a capital loss on the residence, the Company will reimburse Employee for such loss (the “Loss Reimbursement”).  As used herein, the term “capital loss”  refers to the amount by which the cost to employee of his residence plus all capital improvements made to the residence since the date of acquisition exceeds the appraised value.  The Employee acknowledges that the Loss Reimbursement payment may be a taxable wage payment subject to income and employment tax withholding.  If Company makes a Loss Reimbursement payment to Employee and Employee voluntarily resigns from the Company, Employee shall repay the Company a portion of the Loss Reimbursement equal to the Loss Reimbursement multiplied by a fraction in which the numerator is 60 minus the number of months Employee has worked under this Agreement and the denominator is 60; provided, however, that Employee shall have no obligation to repay the Loss Reimbursement or any portion thereof if Employee resigns (i) following a Change in Control, (ii) for reasons described in Section 9(c)(iv), or (iii) following receipt of written notice from the Board that it is not extending this Agreement.

7.                                       Additional Benefits.  In addition to the other compensation and benefits provided for in this Agreement, Employee shall be entitled to receive all fringe benefits and perquisites offered by the Company to its executive officers.  Such benefits shall include, without limitation, five weeks paid vacation per year; participation in the Company’s 401(k) Plan; participation in other incentive and benefit plans offered generally to key employees; participation in various employee benefit plans or programs provided to the employees of the Company in general, subject to the regular eligibility requirements with respect to each of such benefit plans or programs; and such other benefits or perquisites as may be approved by the Board during the Term of this Agreement. Nothing in this paragraph shall be deemed to prohibit the Company from making any changes in any plans, programs or benefits described in this Section 7, provided the change similarly affects all executives of the Company similarly situated.

8.                                       Change in Control.

For purposes of this Agreement, a “Change in Control” shall mean the occurrence of one of the following events:

(i)                                     Any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) other than Timothy M. Marquez, Bernadette B. Marquez, their respective legal representatives, devisees, donees and heirs and any Trust for the benefit of either or both of Timothy M. Marquez and Bernadette B. Marquez and/or the issue of either of them (the “Marquez Family”) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, or the outstanding securities of a successor entity in the event of a business combination between the Company and another entity; provided that for purposes of this paragraph a “person” shall not include the entity with which the Company may consummate a business combination;

 (ii)                               the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.  For purposes of this clause (ii), the term “the sale or disposition by the Company of all or substantially all of the Company’s assets” shall mean a sale or other disposition transaction or series of related transactions (other than transactions related to the creation of a master limited partnership or royalty trust in which the Company continues its corporate existence), involving assets of the Company or of any direct or indirect subsidiary of the Company (including the stock of any direct or indirect subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the “fair market value of the Company” (as hereinafter defined).  For purposes of the preceding sentence, the “fair market value of the Company” shall be the aggregate market value of the Company’s outstanding common stock (on a fully diluted basis) plus the aggregate market value of the Company’s other outstanding equity securities.  The aggregate market value of the Company’s equity securities shall be determined by multiplying the number of shares of the Company’s common stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the “Transaction Date”) by the average closing price of such security for the ten trading days immediately preceding the Transaction Date, or if not publicly traded, by such other method as the Board shall determine is appropriate;  or

(iii)                         the Marquez Family is no longer the largest beneficial owner of the Company’s outstanding voting securities and Timothy Marquez is no longer the CEO or Chairman of the Board.

9.                                       Termination.  This Agreement may be terminated prior to the end of its Term as set forth below.

(a)                                  Resignation.  Employee may resign, including by reason of retirement, his position at any time.  In the event of such resignation, except in the case of resignation on or following a Change in Control for Good Reason (as defined below), Employee shall not be entitled to further compensation pursuant to this Agreement.

(b)                                 Death.  If Employee’s employment is terminated due to his death, the Company shall pay Employee’s beneficiaries or legal representatives (i) within 15 days, any Base Compensation and vacation pay which had accrued hereunder at the date of Employee’s death; and (ii) the same benefits that Employee would receive in the event of Discharge following a Change in Control as described in Section 9(c)(i), below, as though Employee has been terminated following a Change in Control.

(c)                                  Discharge.

(i)                                     The Company may terminate this Agreement and Employee’s employment for any reason deemed sufficient by the Company upon notice as provided in Section 12.  However, in the event that Employee’s employment is terminated during the Term by the Company on or following a Change in Control and for any reason other than his Misconduct (as defined in Section 9(c)(ii) below) then: (A) the Company shall pay in a lump sum, in cash, to Employee, within 15 days of the Date of Termination, an amount equal to three times the sum of (1) Employee’s Base Compensation, (2) an amount equal to the highest incentive award paid or payable, as the case may be, to Employee under the Company’s Incentive Compensation Plan during the current year and the three years prior to termination, (3) an amount equal to the amount of contributions that the Company would have made on behalf of Employee under the Company’s 401(k) Plan during the prior year disregarding any limitations on benefits or covered compensation imposed by I.R.C. Sections 401(a)(17), 401(k), 401(m) or 415; (B) for the 36-month period after such Date of Termination, the Company shall provide or arrange to provide Employee (and Employee’s dependents) with group health insurance benefits substantially similar to those which Employee (and Employee’s dependents) were receiving immediately prior to the Notice of Termination, with the Employee charged a monthly premium(s) for such coverage(s) that does not exceed the premium(s) charged to an active employee for comparable coverage(s); benefits otherwise receivable by Employee pursuant to this clause (B) shall be reduced to the extent comparable benefits are actually received by Employee (and Employee’s dependents) during the 36-month period following Employee’s termination, and any such benefits actually received by Employee shall be reported to the Company (to the extent coverage and/or benefits received under a self-insured health plan of the Company (any successor or affiliate) are taxable to Employee, the Company shall make Employee “whole” on a net after tax basis, with such make whole payments to be made during the month of the related health care coverage); (C) within 30 days of the Date of Termination or, if later, the first date on which such payment would not subject Employee to suit under Section 16(b) of the Securities Exchange Act of 1934, if applicable, the Company shall offer to pay to Employee for cancellation of all outstanding stock-based awards then held by Employee on the Date of Termination (collectively, “Awards”), a lump sum amount in cash equal to the sum of the value (with respect to an option or stock appreciation right, the “spread”; and with respect to restricted stock or phantom stock, the value of an unrestricted share) of all such Awards, calculated, where applicable, as if all corporate performance goals had been achieved (thus warranting full value of the Award) and in the case where the Company’s stock is not publicly traded, using a fair market value on the Date of Termination as determined by an independent third party agreeable to the Company and Employee; and (D) within 30 days after the Date of Termination, the Company shall pay to Employee an amount equal to 36 times the excess of (i) the monthly premium payable immediately prior to the Notice of Termination for life, disability and accident benefits substantially similar to those which employee (and Employee’s dependents) were receiving at such time, over (ii) the aggregate monthly premiums(s) charged to the Executive for such coverage at such time.  Each of the payments described in Section (A) — (D) of this Section shall be deemed to be separate payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(ii)                                  Notwithstanding the foregoing provisions of this Section 9, in the event Employee is terminated because of Misconduct, the Company shall have no compensation obligations pursuant to this Agreement after the Date of Termination.  As used herein, “Misconduct” means (a) the willful and continued failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by Employee for Good Reason), after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties, or (b) the willful engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.  For purposes hereof, no act, or failure to act, on Employee’s part shall be deemed “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interest of the Company.  Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Misconduct unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board Employee was guilty of conduct set forth above and specifying the particulars thereof in detail.

(iii)   If the Company terminates this Agreement and Employee’s employment before the expiration of the Term, other than following a Change in Control and other than for Misconduct, then, instead of the severance amount described in Section 9(c)(1)(A), the severance amount shall be equal to two times the sum of (1) Employee’s Base Compensation and (2) an amount equal to the greater of $483,600 or the highest cash incentive award paid or payable, as the case may be, during the three years prior to termination, payable at the same time and in the same form as the severance amount set forth in Section 9(c)(1)(A) (cash lump sum within 15 days of the Date of Termination).  The Employee shall not be entitled to any of the other payments or benefits described in Sections 9(c)(1)(B) — (D)

above.

(iv)   If the Company fails to appoint Employee as the CEO of the Company on or before August 16, 2012 and Employee resigns after August 16, 2012 and before September 16, 2012, then, instead of the severance amount described in Section 9(c)(i)(A), the severance amount shall be $1,500,000, payable at the same time and in the same form as the severance amount set forth in Section 9(c)(i)(A) (cash lump sum within 15 days of the Date of Termination).  The Employee shall not be entitled to any of the other payments or benefits described in Sections 9(c)(i)(B) — (D) above.

(d)                                 Disability.

(i)                                     If Employee shall have been absent from the full-time performance of Employee’s duties with the Company for six consecutive months as a result of Employee’s incapacity due to physical or mental illness, as determined by Employee’s physician, and within 30 days after written Notice of Termination is given by the Company Employee shall not have returned to the full-time performance of Employee’s duties, Employee’s employment may be terminated by the Company for “Disability” and Employee shall upon such termination be entitled to receive the payments described in Section 9(c)(i)  as though Employee has been terminated following a Change in Control.

(ii)                                  If Employee fails during any period during the Term to perform Employee’s full-time duties with the Company as a result of incapacity due to physical or mental illness, as determined by Employee’s physician, Employee shall continue to receive his Base Compensation, together with all compensation payable to Employee under the Company’s Long Term Disability Plan or other similar plan during such period until this Agreement is terminated.

(e)                                  Resignation for Good Reason.  In the event of a Change in Control, Employee shall be entitled to terminate his employment for Good Reason as defined herein.  If Employee terminates his employment for Good Reason, Employee shall be entitled to the compensation and benefits provided in Paragraph 9(c)(i) hereof.  “Good Reason” shall mean (1) the breach of any of the Company’s obligations under this Agreement without Employee’s express written consent or (2) the occurrence of any of the following circumstances without Employee’s express written consent unless such breach or circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination pursuant to Subsection 9(f) given in respect thereof:

(i)                                     the assignment to Employee of any duties that, in the good faith opinion of Employee, are inconsistent with the position in the

Company that Employee held immediately prior thereto, or an adverse alteration (as determined in good faith by Employee) in the nature or status of Employee’s office, title, responsibilities, including reporting responsibilities, or the conditions of Employee’s employment from those in effect immediately prior thereto or a failure to maintain Employee as Chief Operating Officer or CEO, as the case may be;

(ii)                                  a reduction in Employee’s Base Compensation;

(iii)                               the failure by the Company to pay to Employee any portion of Employee’s current compensation or to pay to Employee any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven days of the date such compensation is due;

(iv)                              the failure by the Company to continue in effect any compensation plan in which Employee participates that is material to Employee’s total compensation unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Employee’s participation relative to other participants, as existed at the time of the Change in Control;

(v)                                 the failure by the Company to continue to provide Employee with benefits substantially similar to those enjoyed by Employee under any of the Company’s life insurance, medical, health and accident, or disability plans in which Employee was participating at the time of this Agreement; the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Employee of any material fringe benefit enjoyed by Employee at the time of this Agreement, or the failure by the Company to provide Employee with the number of paid vacation days to which Employee is entitled on the basis of years of service with the Company (and its predecessors) in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control;

(vi)                              the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 14 hereof;

(vii)                           the amendment, modification or repeal of any provision of the Certificate of Incorporation, or the Bylaws of the Company which was in effect immediately prior to the Effective Date, if such amendment, modification or repeal would materially adversely effect Employee’s right to indemnification by the Company; or

(viii)                        any purported termination of Employee’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (f) hereof, which purported termination shall not be effective for purposes of this Agreement.

Notwithstanding anything in this Agreement to the contrary, if Employee’s employment with the Company terminates prior to, but within six months of, the date on which a Change in Control occurs and it is reasonably demonstrated by Employee that such termination of employment was (i) by the Company in connection with or anticipation of the Change in Control or (ii) by Employee under circumstances which would have constituted Good Reason if the circumstances arose on or after the Change in Control, then, for purposes of this Agreement, Employee shall be deemed to have continued employment with the Company until the date of the Change in Control and then terminated his employment on such date for Good Reason.

Employee’s right to terminate employment pursuant to this subsection shall not be affected by Employee’s incapacity due to physical or mental illness.  In addition, Employee’s continued employment following any event, act or omission, regardless of the length of such continued employment, shall not constitute Employee’s consent to, or a waiver of Employee’s rights with respect to, such event, act or omission constituting a Good Reason circumstance hereunder.

(f)                                    Notice of Termination.  On and after a Change in Control, any purported termination of Employee’s employment by the Company or by Employee shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall set forth in reasonable detail the reason for termination of Employee’s employment, or in the case of resignation for Good Reason, said notice must specify in reasonable detail the basis for such resignation.  No purported termination which is not effected pursuant to this Section 9(f) shall be effective.

(g)                                 Date of Termination.  “Date of Termination” shall mean the date the employee incurs a “separation from service” within the meaning of Code Section 409A.  Either party may, within 15 days after any Notice of Termination is given, provide notice to the other party pursuant to Section 12 hereof that a dispute exists concerning the termination.  Notwithstanding the pendency of any such dispute, the Company will continue to pay Employee his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Compensation) and continue Employee as a participant in all compensation, benefit and insurance plans in which Employee was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with Section 18 hereof, but in no event past the expiration date of this Agreement.  All payments pursuant to this Section shall be made at the same time or times as otherwise specified in this Agreement or pursuant to the terms of such plan or plans.  Any payments and benefits provided during such period of dispute shall not reduce any other payments or benefits due Employee under this Agreement nor shall Employee be liable to repay the Company for such payments and benefits if it is finally determined the Employee is not entitled to payments under the other provisions of this Agreement following Employee’s termination of employment.

(h)                                 Mitigation.  Except as otherwise provided in Section 9(c)(i) with regard to group health benefits, Employee shall not be required to mitigate the amount of any payment provided for in this Section 9 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Employee as a result of employment by another employer, self-employment earnings, by retirement benefits, by offset against any amount claimed to be owing by Employee to the Company, or otherwise.  No amounts payable to Employee under any plan or program of the Company shall reduce or offset any amounts payable to Employee under this Agreement.

(i)                                     Section 280G.

(1)                                  To provide Employee with adequate protection in connection with his ongoing employment with the Company, this Agreement provides Employee with various benefits in the event of termination of Employee’s employment with the Company.  If Employee’s employment is terminated following a “change in control” of the Company, within the meaning of Section 280G of the Code, a portion of those benefits could be characterized as “excess parachute payments” within the meaning of Section 280G of the Code.  With respect to issues related to excess parachute payments, the parties have agreed as set forth herein.

(2)                                  Anything in this Agreement to the contrary notwithstanding, the payments and distributions by the Company or any other person to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”)) shall be reduced so that no such Payment shall be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties would be incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), if the Company shall determine that the amount of the Payments that Employee would retain on any after-tax, present value basis would be increased as a result of such reduction by $5,000 or more.

(3)  In the event that a reduction in Payments is required pursuant to the immediately preceding paragraph, then, except as provided below with respect to Payments that consist of health and welfare benefits, the reduction in Payments shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each Payment and then reducing the Payments in order beginning with the Payment with the highest Parachute Payment Ratio.  For Payments with the same Parachute Payment Ratio, such Payments shall be reduced based on the time of payment of such Payments, with amounts being paid furthest in the future being reduced first.  For Payments with the same Parachute Payment Ratio and the same time of payment, such Payments shall be reduced on a pro-rata basis (but not below zero) prior to reducing Payments next in order for reduction.  For purposes of this Section, “Parachute Payment Ratio” shall mean a fraction, the numerator of which is the value of the applicable Payment as determined for purposes of Code Section 280G, and the denominator of which is the financial present value of such Parachute Payment, determined at the date such payment is treated as made for purposes of Code Section 280G (the “Valuation Date”).  In determining the denominator for purposes of the preceding sentence (1) present values shall be determined using the same discount rate that applies for purposes of discounting payments under Code Section 280G; (2) the financial value of payments shall be determined generally under Q&A 12, 13 and 14 of Treasury Regulation 1.280G-1; and (3) other reasonable valuation assumptions as determined by the Company shall be used.  Notwithstanding the foregoing, Payments that consist of health and welfare benefits shall be reduced after all other Payments, with health and welfare Payments being made furthest in the future being reduced first.

(j)  Section 409A.

(1)  Anything in this Agreement to the contrary notwithstanding, if (1) on the date of termination of Employee’s employment with the Company, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code) and (2) as a result of such termination, the Employee would receive any payment that, absent the application of this paragraph 9(j), would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (i) 6 months after the Employee’s termination date, (ii) the Employee’s death or (iii) such other date as will cause such payment not to be subject to such interest and additional tax.

(2)  It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code and this Agreement shall be interpreted accordingly.  To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax being imposed.

(3)  All taxable expenses or other reimbursements or in-kind benefits under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(4)  The Employee shall have no right to designate the date of any payment hereunder.

(5)  Each payment provided for in this Agreement shall, to the extent permissible under Code Section 409A, be deemed a separate payment for purposes of Code Section 409A.

10.                                 Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which Employee may qualify, nor shall anything herein limit or otherwise adversely affect such rights as Employee may have under any stock option or other agreements with the Company or any of its affiliated companies.

11.                                 Assignability.  The obligations of Employee hereunder are personal and may not be assigned or delegated by him or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer.  The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, either in whole or in part, to any parent, affiliate, successor or subsidiary organization or company of the Company, so long as the obligations of the Company under this Agreement remain the obligations of the Company.

12.                                 Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at its principal office address, directed to the attention of the Board with a copy to the Secretary of the Company, and to Employee at Employee’s residence address on the records of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.

13.                                 Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.                                 Successors; Binding Agreement.

(a)                                  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used herein, the term “Company” shall include any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 14 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

(b)                                 This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Employee should die while any amounts would be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee or, if there be no such designee, to Employee’s estate.

15.                                 Indemnification.  In consideration of the premises and of the mutual agreements set forth in this Agreement, the parties hereto further agree as follows:

(a)                                  The Company shall pay on behalf of Employee and Employee’s executors, administrators or assigns, any amount which Employee is or becomes legally obligated to pay as a result of any claim or claims made against Employee by reason of the fact that Employee served as an employee, director and/or officer of the Company or its affiliates or because of any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done, or suffered or wrongfully attempted by Employee in Employee’s capacity as an employee, Director and/or Officer of the Company or its affiliates.  The payments that the Company will be obligated to make hereunder shall include (without limitation) damages, judgments, settlements, costs and expenses of investigation, costs and expenses of defense of legal actions, claims and proceedings and appeals therefrom, and costs of attachments and similar bonds; provided, however, that the Company shall not be obligated to pay fines or other obligations or fees imposed by law or otherwise that it is prohibited by applicable law from paying as indemnity or for any other reason.

(b)                                 Costs and expenses (including, without limitation, attorneys’ fees) incurred by Employee in defending or investigating any action, suit, proceeding or claim shall be paid by the Company in advance of the final disposition of such matter upon receipt of a written undertaking by or on behalf of Employee to repay any such amounts if it is ultimately determined that Employee is not entitled to indemnification under the terms of this Agreement.

(c)                                  If a claim under this Agreement is not paid by or on behalf of the Company within ninety days after a written claim has been received by the Company, Employee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, Employee shall also be entitled to be paid the expense of prosecuting such claim.

(d)                                 In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Employee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

(e)                                  The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Employee:

(1)                                  for which payment is actually made to Employee under an insurance policy maintained by the Company, except in respect of any excess beyond the amount of payment under such insurance;

(2)                                  for which Employee is indemnified by the Company otherwise than pursuant to this Agreement;

(3)                                  based upon or attributable to Employee gaining in fact any personal profit or advantage to which Employee was not legally entitled;

(4)                                  for an accounting of profits made from the purchase or sale by Employee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto; or

(5)                                  brought about or contributed to by the dishonesty of Employee; provided, however, that notwithstanding the foregoing, Employee shall be protected under this Agreement as to any claims upon which suit may be brought alleging dishonesty on the part of Employee, unless a judgment or other final adjudication thereof adverse to Employee shall establish that Employee committed acts of active and deliberate dishonesty with actual dishonest purpose and intent, which acts were material to the cause of action so adjudicated.

(f)                                    Employee, as a condition precedent to his right to be indemnified under this Agreement, shall give to the Company notice in writing as soon as practicable of any claim made against him for which indemnity will or could be sought under this Agreement.  Notice to the Company shall be directed to the Company, Attention: Secretary (or such other address as the Company shall designate in writing to Employee).  Notice shall be deemed received if sent by prepaid mail properly addressed, the date of such notice being the date postmarked.  In addition, Employee shall give the Company such information and cooperation as it may reasonably require and as shall be within Employee’s power.

(g)                                 Nothing herein shall be deemed to diminish or otherwise restrict Employee’s right to indemnification under any provision of the Certificate of Incorporation or Bylaws of the Company or under Delaware law.

(h)                                 During the Term and for a period of six years thereafter, the Company shall cause Employee to be covered by and named as an insured under a policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or its affiliates or service in other capacities at the request of the Company.  The coverage provided to Employee pursuant to this Section shall be of a scope and on terms and conditions at least as favorable as the coverage provided to Employee on the termination date of this Agreement.

16.                                 Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically authorized by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement is an integration of the parties agreement; no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

17.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.                                 Arbitration.  Employee shall be permitted (but not required) to elect that any dispute or controversy arising under or in connection with this Agreement be settled by arbitration in Denver, Colorado or in the city in which Employee then resides in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

19.                                 Prior Agreements.  This agreement supersedes and replaces in full any previously existing employment agreement (written or oral) between the parties.

20.                                 Knowledge of Terms and Conditions.  Employee has received a copy of this Agreement in advance of his execution hereof and has consulted with his own attorney with respect to the terms and conditions hereof and the transactions contemplated under this Agreement.  Employee has executed this Agreement with full knowledge of the terms and conditions contained herein and acknowledges that he has had the opportunity to obtain information regarding the Company and concerning the terms and conditions of this

Agreement.  In making his decision to enter into this Agreement, Employee has relied solely upon independent investigations he made and acknowledges that he is not relying on the Company, any affiliate of the Company or any officer, director or employee of the Company for advice with respect to any tax or other economic considerations involved in the transactions contemplated under this Agreement, including those arising under Section 409A of the Internal Revenue Code of 1986, as amended.

IN WITNESS WHEREOF, the parties have executed this Agreement effective for all purposes as of January 16, 2012.

Venoco, Inc.

By:	/s/ Timothy M. Marquez
Timothy M. Marquez
Chief Executive Officer

Employee

By:	/s/ Edward J. O’Donnell
Edward J. O’Donnell

Exhibit “A”

Relocation Allowance

Included or reimbursable items	Estimated Cost
Temporary Housing and associated costs in Denver up to 120 Days	$18,000
Assisted house hunting in Denver for up to five trips	$8,000
Area tour of Denver with professional assistance	$1,500
Household goods, vehicle transportation, storage up to 120 days, final move	$20,000